UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 21, 2006

NovaMed, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-26625	36-4116193
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

980 North Michigan Avenue, Suite 1620, Chicago, Illinois	60611
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (312) 664-4100

Section 2 - Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets

On February 21, 2006, two of our wholly owned subsidiaries, NovaMed Acquisition Company, Inc. and NovaMed of Dallas, Inc., together acquired a sixty-five percent (65%) equity interest in an ambulatory surgery center (ASC) located in Dallas, Texas. Immediately prior to this acquisition, the selling entity, Preston Plaza Surgery Center, LLP, contributed substantially all of the assets and certain mutually agreed upon liabilities of the ASC into a newly formed Delaware limited partnership, NovaMed Surgery Center of Dallas, LP. The assets contributed by the seller into the new limited partnership included equipment, furniture, accounts receivable, inventory and goodwill. NovaMed Acquisition Company, Inc. then purchased from the seller a sixty-four percent (64%) limited partnership interest in the limited partnership in exchange for $12,000,000 payable in cash at closing. In addition, NovaMed of Dallas, Inc. purchased a one percent (1%) general partnership interest in the limited partnership in exchange for $450,000 payable in cash at closing. The individual physician-partners of the seller collectively retained a thirty-five percent (35%) limited partnership interest in the entity. The purchase price was negotiated and agreed upon through arm’s length negotiations between the parties. NovaMed, Inc. funded the purchase price through its existing cash as well as funds borrowed under its credit facility with National City Bank of The Midwest, as agent for the various lenders thereunder.

The assets acquired were historically used to operate, and we intend to continue to use them to operate, an outpatient surgical facility.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Asset Contribution and Exchange Agreement which is filed herewith as Exhibit 10.44 and is incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Title

10.44
Asset Contribution and Exchange Agreement dated as of February 21, 2006, by and among NovaMed Acquisition Company, Inc., NovaMed of Dallas, Inc., Preston Plaza Surgery Center, LLP and the partners of Preston Plaza Surgery Center, LLP

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NovaMed, Inc.

Date: February 24, 2006	By:	/s/ Thomas S. Hall
Thomas S. Hall President and Chief Executive Office

EXHIBIT INDEX

Exhibit No	Exhibit

10.44
Asset Contribution and Exchange Agreement dated as of February 21, 2006, by and among NovaMed Acquisition Company, Inc., NovaMed of Dallas, Inc., Preston Plaza Surgery Center, LLP and the partners of Preston Plaza Surgery Center, LLP